                                                                     Exhibit 1.1




                      [Letterhead of Trident Securities]



                              September 22, 2000


Board of Directors
Chesterfield Federal Savings and Loan Association
10801 South Western Avenue
Chicago, IL  60643-3298

RE:  Conversion Stock Marketing Services

Gentlemen:

This letter sets forth the terms of the proposed engagement between Trident Securities, a division of McDonald Investments, Inc. ("Trident") and Chesterfield Federal Savings and Loan Association, together with its successors and assigns, (the "Association") concerning our investment banking services in connection with the conversion of the Association from a mutual to a capital stock form of organization.

Trident is prepared to assist the Association in connection with the offering of its shares of common stock during the subscription offering and community offering as such terms are defined in the Association's Plan of Conversion. The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between Trident and the Association to be executed on the date the prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the subscription offering and community offering will be the price established by the Association's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to Trident and the Association.

In connection with the subscription offering and community offering, Trident will act as financial advisor and exercise its best efforts to assist the Association in the sale of its common stock during the subscription offering and community offering. Additionally, Trident may enter into agreements with other National Association of Securities Dealers, Inc., ("NASD") member firms to act as selected dealers, assisting in the sale of the common stock. Trident and the Association will determine the selected dealers to assist the Association during the community offering. At the appropriate time, Trident in conjunction with its counsel, will conduct an examination of the relevant documents and records of the Association as Trident deems necessary and appropriate. The Association will make all documents, records and other information deemed necessary by Trident or its counsel available to them upon request.

For its services hereunder, Trident will receive the following compensation and reimbursement from the Association:

     1.   A management fee in the amount of $20,000.

Board of Directors
September 22, 2000
Page 2


     2. A commission equal to one and six-tenths percent (1.60%) of the aggregate dollar amount of stock sold in the subscription and community offerings, excluding any shares of stock sold to the Association's directors, executive officers and their "Associates" and the "Association's" employee benefit plans. Trident shall receive no commission for shares sold in excess of the mid-point of the final valuation range. The term "Associates" as used herein shall have the same meaning as that found in the Association's Plan of Conversion.

     3. The foregoing fees and commissions are to be payable to Trident at the closing as defined in the Agreement to be entered into between the Association and Trident.

     4. Trident shall be reimbursed for out-of-pocket expenses (including the legal fees and expenses of Trident's counsel) incurred, not to exceed $50,000, whether or not the Agreement is consummated. The Association will forward to Trident a check in the amount of $10,000 as an advance payment to defray the expenses of Trident in accordance with the last paragraph of this agreement. In the event of resolicitation or other event which causes the offering to be extended beyond the date contemplated by the Prospectus, then Trident shall also be reimbursed for additional out of pocket and legal expenses incurred as a result of such resolicitation or extension. Such additional reimbursement shall be a pro rata amount of the expenses incurred during the original period.

It further is understood that the Association will pay all other expenses of the conversion including but not limited to its attorneys' fees, NASD filing fees, and filing and registration fees and fees of either Trident's attorneys or the attorneys relating to any required state securities law filings, telephone charges, air freight, rental equipment, supplies, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

In order to facilitate Trident's filing with the NASD, the Company agrees to deliver or cause to be delivered to Trident, or Trident's counsel, seven copies of the registration statement, and any amendments thereto filed with the Securities and Exchange Commission ("SEC") on the same date as they are filed with the SEC.

For purposes of Trident's obligation to file certain documents and to make certain representations to the NASD in connection with the conversion, the Association warrants that: (a) the Association has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Association and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of the Association has any affiliation with the NASD; (d) except as contemplated by this engagement letter with Trident, the Association has no financial or management consulting contracts outstanding with any other person;
(e) the Association has not granted Trident a right of first refusal with respect to the underwriting of any future offering of the Association stock; and
(f) there has been no intermediary between Trident and the Association in connection with the public offering of the Association's shares, and no person is being compensated in any manner for providing such service.

The Association agrees to indemnify and hold harmless Trident and each person, if any, who controls the firm against all losses, claims, damages or liabilities, joint or several and all legal or other expenses reasonably incurred by them in connection with the investigation or defense thereof (collectively, "Losses"), to which they may become subject under securities laws or under the common law, that arise out of or are based upon the conversion or the engagement hereunder of Trident except to the extent such losses are the result of the gross

Board of Directors
September 22, 2000
Page 3


negligence or willful misconduct of Trident. If the foregoing indemnification is unavailable for any reason, the Association agrees to contribute to such Losses in the proportion that its financial interest in the conversion bears to that of the indemnified parties. If the agreement is entered into with respect the common stock to be issued in the conversion, the Agreement will provide for indemnification, which will be in addition to any rights that Trident or any other indemnified party may have at common law or otherwise. The indemnification provision of this paragraph will be superseded by the indemnification provisions of the Agreement entered into by the Association and Trident.

This letter is merely a statement of intent and is not a binding legal agreement except as to paragraph (4) above with regard to the obligation to reimburse Trident for allocable expenses to be incurred prior to the execution of the Agreement and the indemnity described in the preceding paragraph. While Trident and the Association agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between Trident and the Association shall be only as set forth in a duly executed Agreement. Such Agreement shall be in form and content satisfactory to Trident and the Association, as well as their counsel, and Trident's obligations thereunder shall be subject to, among other things, there being in Trident's opinion no material adverse change in the condition or obligations of the Association or no market conditions which might render the sale of the shares by the Association hereby contemplated inadvisable.

Please acknowledge your agreement to the foregoing by signing below and returning to Trident one copy of this letter, along with the advance payment of $10,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

                                             Yours very truly,

                                             TRIDENT SECURITIES, A Division
                                             Of McDonald Investments, Inc.


                                             By:   \s\ Peter A. Tannenbaum
                                                   -----------------------
                                                   Peter A. Tannenbaum
                                                   Senior Vice President


Agreed and accepted to this 25th day
                            ----
of September, 2000
   ---------


CHESTERFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION


By:  \s\ Michael E. DeHaan
     ---------------------
     Mr. Michael E. DeHaan
     President and CEO